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                                                                    Exhibit 10.2

June 8, 2004

Mr. Brian Tierney
1020 Rock Creek Road
Bryn Mawr, Pa. 19010

Dear Brian:

This letter is intended to reflect the terms we have been discussing for your joining us on a full time basis as a member of the Office of the Chair of Advanta Corp.

1. POSITION. Vice Chairman of Advanta. Corp.

2. START DATE. Your Start Date will be on or about July 1, 2004.

3. BASE SALARY. Your Base Salary will be $595,000 per annum.

4. ANNUAL BONUS. You will be eligible to participate in the Company's Management Incentive Plan ("AMIP") at the "A" level. As such, you will have a target bonus of 75% of Base Salary. As a member of the Office of the Chair, a stock election will automatically be applicable with respect to the target portion of your AMIP bonus

5. RESTRICTED STOCK. You will be granted 200,000 restricted shares of Advanta Class B Common Stock ("Grant Shares") on your Start Date, Fifty thousand shares will vest on each of the first four anniversaries of your employment. When shares vest they will be registered shares freely tradable by you free of restrictions, subject, of course, to applicable law. You will be entitled to all dividends on the shares from the time they are issued in you in restricted form.

6. OPTIONS. You will be granted options on 100,000 shares of Advanta Class B Common Stock, exercisable at the closing price on your Start Date, except as noted below ("Initial Option Grant"). Options on Twenty-five thousand shares will vest on each of the first four anniversaries of your employment. You will also be eligible for annual option grants under the Company's option plan at the discretion of the Board of Directors. The option guidelines for members of the Office of the Chair are annual grants in the 75,000 to 125,000 range. The Initial Option Grant is in lieu of the option grant provided for in the March 19 agreement between T2 Group, its personnel and Advanta, but the exercise price on the options to vest with respect to the purchasing the first 50,000 shares will not be above the closing price on March 19, 2004.

7. ACCELERATED VESTING. There will also be accelerated vesting of all Grant Shares and all unvested options from the Initial Option Grant in the case of Change of Control, as defined in Advanta's Stock Option Plan or if your employment ceases for any reason other than your choice or Cause, as defined below. If you cease to be employed by Advanta under any of the

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circumstances set forth above giving rise to accelerated vesting you will have one year from the cessation of employment to exercise all of the Intial Grant Options which are vested after the accelerated vesting, except in the case of Change of Control. In the case of Change of Control the exercise periods will be those set by the Board for general application in the Company under the Option Plan.

8. BENEFITS. The Company will acquire a $5,000,000 life insurance policy on your life, the full premium of which is paid by Advanta during your employment and the beneficiary of which is named by you. You will be entitled to a car and the company will pay for one club membership. In addition, Advanta provides a broad range of health, medical, disability and other benefits to which you will be entitled in accordance with the applicable plans.

9. T2 . You will cease to be employed by T2 Group prior to your Start Date. A subsidiary of Advanta will purchase all of the assets of T2 Group on or before July 31, 2004. The purchase price will be $2,000,000 plus the face amount of the accounts receivable, after allowance for any uncollectible receivables, at the time of the asset purchase, or $830,000 whichever is less. The purchase price will be paid in the following manner:

      (a). Advanta's subsidiary will assume or repay up to $800,000 of any outstanding portion of T2 presently outstanding bank debt that is outstanding at the closing.

      (b). $100,000 will be payable on the last day of the month from August to December, 2004 and the balance will be payable in three equal installments on the second, third, and fourth anniversaries of your employment.

All payments on account of the purchase price are conditioned upon your being employed by Advanta at the time of the payment or having ceased to be employed by the Company under circumstances that entitle you to accelerated vesting of the Grant Shares and Initial Option Grant. There will be an appraisal of the T2 Group's business by a mutually agreed upon appraiser and the purchase is conditioned upon confirmation that the purchase price does not exceed the value of the T2 assets, assuming they were sold as a going concern with you providing the type of covenant not to compete common for such a purchase and without attributing any value to the future work from Advanta.. In that regard, you will agree, in connection with the purchase of T2's assets, not to compete in the business that T2 Group has engaged in, obviously, while you are employed by Advanta, and, if you should cease to be employed by Advanta under circumstances that do not entitle you to Accelerated vesting of the Grant Shares and the Initial Option Grant, for 18 months after ceasing to be employed by Advanta or for three years after the purchase, whichever is earlier. We will make offers to all T2 personnel to whom you wish to have offers made.

10. NO RESTRICTIONS. You have assured us that there are no restrictions to which you are a party that would restrict you in performing your job for Advanta, or limit Advanta from engaging in any activity.

11. BUSINESS ETHICS AGREEMENT. Our Company's policy requires delivery, prior to beginning work, of an executed copy of the enclosed Business Ethics Agreement as a condition of employment.

12. MISCELLANEOUS. Cause, for purposes of this letter, shall mean your commission of a felony, or of any act of fraud, misappropriation or criminal conduct involving or relating in any material way to the Company, or of personal dishonesty materially injurious to the Company, or your willful refusal to perform a material and substantial part of your duties which has

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not been cured after 30 days written notice of the failure. Your salary and bonus for 2004 will be prorated based on the portion of the year that you are employed. The agreement between T2 Group, its personnel, and Advanta dated March 19, 2004 will be terminated effective at the close of business the day before your Start Date, except the provisions of Paragraph 7 will remain in effect. The laws of the Commonwealth of Pennsylvania will govern your employment arrangements and the purchase of T2 Group's assets.

Assuming this accurately reflects our understanding, please sign and return the enclosed copy of this letter where indicated. As you know this is subject to the approval of the Compensation Committee, Audit Committee and the Board of Directors of Advanta Corp., and the next step is for us to submit it to them for consideration at the June 9 meeting.

Brian, we can't tell you how pleased we are that you are joining us as a member of the Office of the Chair and can't wait to pursue together the wonderful opportunities ahead.

Sincerely,

/s/ Dennis Alter
Accepted and agreed to
this 8th day of June, 2004.

/s/ Brian Tierney